Exhibit 99.1

Selected Financial Data

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2007. The following information should be read in conjunction with the financial statements and related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition”:

	Fiscal year
	2007	2006	2005	2004	2003
	(in millions, except per unit amounts)
Income Statement Data:
Revenues	$5,412	$4,802	$3,690	$3,391	$3,065
Income (loss) from continuing operations	573	322	119	(91)	(259)
Income from discontinued operations (1)	180	447	54	91	273
Net income (loss)	753	769	173	—	14
Net income (loss) available to common unitholders	744	749	142	(42)	(21)
Basic earnings (loss) per common unit:
Income (loss) from continuing operations	1.05	.61	.24	(.37)	(.96)
Income from discontinued operations	.33	.89	.14	.25	.89
Net income (loss)	1.38	1.50	.38	(.12)	(.07)
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	1.02	.60	.24	(.36)	(.96)
Income from discontinued operations	.31	.89	.14	.25	.89
Net income (loss)	1.33	1.49	.38	(.11)	(.07)
Cash distributions declared per common OP unit	1.00	.76	.41	.05	—
Balance Sheet Data:
Total assets	$11,810	$11,805	$8,225	$8,401	$8,588
Debt	5,625	5,878	5,370	5,523	5,486

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions.